Exhibit 23.1
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     Ryder Scott Company, L.P. hereby consents to the use of its name and the information from its report regarding certain estimated quantities of proved reserves of Hydro Gulf of Mexico, L.L.C., the future net revenues from those reserves and their present value for the year ended December 31, 2007 in Mariner Energy, Inc.’s Form 10-Q for the quarterly period ended September 30, 2008, and to the incorporation by reference thereof into Mariner Energy, Inc.’s previously filed Registration Statements (Nos. 333-132152 and 333-132800) on Form S-8 and Registration Statement (No. 333-141742) on Form S-3.
/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
Houston, Texas
November 7, 2008